SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                               (Amendment No.   )


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            COMMUNITY BANCORP.
---------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)


---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
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         0-11.
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Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)   Amount previously paid:

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






April, 2003



Dear Fellow Shareholders:

      You are cordially invited to the Annual Meeting of the Shareholders of Community Bancorp., which will be held at 5:30 P.M. at the Elks Club, Derby, Vermont, on Tuesday, May 6, 2003. As in prior years, a dinner will be served following the meeting.

      I have enclosed our proxy materials and our Annual Report for 2002 for your review. I encourage you to sign, date and return your proxy card promptly so that your shares will be represented and can be voted at the meeting whether or not you are present in person. You may withdraw your proxy and vote in person at the meeting if you choose to do so.

      Thank you for your continued support of Community Bancorp. I look forward to seeing you at the annual meeting.

                                       Sincerely,

                                       COMMUNITY BANCORP.

                                       /s/ Richard C. White

                                       Richard C. White
                                       President & CEO

RCW/cb
Enclosures

[LOGO]                       COMMUNITY BANCORP.
                                 Derby Road
                                   Route 5
                            Derby, Vermont 05829

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MAY 6, 2003

      The Annual Meeting of Shareholders of Community Bancorp. will be held at the Elks Club, Derby, Vermont, on Tuesday, May 6, 2003, at 5:30 p.m., for the following purposes:

      1. To elect three directors to serve until the Annual Meeting of Shareholders in 2006;

      2. To ratify the selection of the independent public accounting firm of Berry, Dunn, McNeil & Parker as the Company's external auditor for the fiscal year ending December 31, 2003; and

      3. To transact such other business as may properly be brought before the meeting.

      The close of business on March 11, 2003, has been fixed as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                       By Order of the Board of Directors,

                                       /s/  Chris Bumps

                                       CHRIS BUMPS
                                       Corporate Secretary

Derby, Vermont
April 1, 2003

YOUR PROXY IS ENCLOSED. PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. IT IS IMPORTANT THAT YOU RETURN YOUR COMPLETED PROXY PROMPTLY.

                             COMMUNITY BANCORP.
                                 Derby Road
                                   Route 5
                            Derby, Vermont 05829

                              PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 6, 2003

      This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Community Bancorp. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 6, 2003, at 5:30 p.m. at the Elks Club in Derby, Vermont or at any adjournment or adjournments thereof. The proxy statement and accompanying proxy card are first being sent to shareholders on or about April 1, 2003.

      Proxy cards duly executed and returned by a shareholder will be voted as directed on the card. If no choice is specified, the proxy will be voted
(1) FOR the election of the three nominees set forth in the proxy; and (2) FOR ratification of the selection of Berry, Dunn, McNeil & Parker as the Company's external auditor for 2003. If other matters are voted upon, persons named in the proxy and acting thereunder will vote in accordance with the recommendations of management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Corporate Secretary of the Company before it is voted.

      Only holders of record of the Company's shares of common stock outstanding as of the close of business on March 11, 2003, the record date for the meeting, will be entitled to notice of and to vote at the meeting. As of the record date, there were 3,756,675 shares of the Company's common stock issued and outstanding. Each share is entitled to one vote on all matters presented to the shareholders for vote.

      In order to constitute a quorum, shares of common stock representing a majority of the total voting power of such shares outstanding on the record date must be present in person or represented by proxy at the annual meeting. In accordance with Vermont law, the Company intends to count as present for purposes of determining the presence or absence of a quorum, shares present in person but not voting and shares for which it has received proxies but with respect to which holders thereof have withheld voting authority or abstained from voting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed under applicable securities industry rules ("broker non-votes").

      Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of the proposal to ratify the Company's independent accountants, as well as approval of any other matter that may be brought before the meeting, would require that more votes are cast in favor, than are cast against the matter. Abstentions from voting and broker non-votes, if any, are not treated as votes cast and therefore, would have no effect on the vote to ratify the Company's independent accountants or to approve any such other matter.

      All expenses of this solicitation will be paid by the Company. This solicitation of proxies by mail may be followed by a solicitation either in person, or by letter or telephone by officers of the Company or by officers or employees of its wholly-owned subsidiary, Community National Bank (sometimes referred to in this proxy statement as the "Bank"). The Company has requested banks, brokers and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for their costs.

                         SHARE OWNERSHIP INFORMATION

      The following table shows the amount of common stock beneficially owned by all directors, nominees for director and executive officers of the Company as a group.

                                             Amount & Nature of Beneficial
                                               Ownership of Common Stock
                                            -------------------------------
                                            Sole Voting       Shared Voting
                                            & Investment      & Investment      Percent of
                                                Power             Power          Class(1)
                                            ------------      -------------     ----------

All Directors, Nominees & Executive
 Officers as a Group (12 in number)(2)         388,001            61,780          11.97%

___________
<F1>  Shareholdings are as of March 11, 2003, except for shares held in an
      IRA account, which are as of February 28, 2003.
<F2>  Share information for the group includes 70,840 shares held indirectly by four of the members of the group by virtue of their investment in the Community Bancorp. stock fund under the Company's Retirement Savings Plan.

      In addition, as of March 11, 2003, 430,552 shares (11.46% of the Company's issued and outstanding common stock) were held in fiduciary capacity by the Company's affiliated trust and investment management company, Community Financial Services Group, LLC ("CFSG"), including 229,631 shares, or 6.1%, held for the account of participants in the Company's Retirement Savings ((401(k)) Plan. It is CFSG's practice not to vote shares of the Company's common stock unless instructions are received from the beneficial owner.

      Except as set forth above, the Company is not aware of any individual, group, corporation or other entity owning beneficially more than 5% of the Company's outstanding common stock. The Company has no other authorized class of stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and to furnish the Company with copies of all such reports. The Company has reviewed the copies of the Section 16 reports filed by the directors and officers, or written representations from them that no Forms 5 were required to be filed for 2002. Based solely on such review, the Company believes that all Section 16 filing requirements applicable to its officers and directors for 2002 were complied with, except for a late filing of a Form 4 report for Rosemary M. Rowe in connection with a sale on August 29, 2002 of 1,308 shares in her 401(k) Plan account. On that same date, the Sarbanes-Oxley Act took effect which, among other things, created an accelerated, two-business day timetable for the filing of most reports under Section 16. Ms. Rowe's Form 4 report was filed with the SEC in paper form three business days after the sale, and, accordingly was deemed one business day late under the new accelerated filing requirements of the Sarbanes-Oxley Act. The Company has since instituted electronic filing of
Section 16 reports, which should facilitate compliance with the accelerated filing timetable in the future.

                                  ARTICLE 1
                            ELECTION OF DIRECTORS

      The Articles of Association and the By-laws of the Company provide for a Board of no fewer than nine and no more than twenty-five directors, to be divided into three classes, as nearly equal in number as possible, each class serving for a period of three years. The Board of Directors currently consists of ten members and the Board has voted to maintain the number of directors at ten for the ensuing year. The directors in the class whose term will expire at the 2003 Annual Meeting of Shareholders are Elwood Duckless, Rosemary M. Lalime and Anne T. Moore, and each will stand for re-election to a three year term at the Annual Meeting.

      Unless authority is withheld, proxies solicited hereby will be voted in favor of the three nominees to hold office until the 2006 Annual Meeting of Shareholders or until their successors are elected and qualify. If for any reason not now known by the Company, any of such nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or to fix the number of directors at fewer than ten, as the directors in their discretion may deem advisable.

      The following table sets forth certain information concerning each of the nominees and other incumbent directors:

                                                                             Community Bancorp.
                                                              Director of        Common Stock
                                                               Community      Beneficially Owned
                               Principal                       Bancorp.         and Percent of
   Name and Age                Employment                      Since (1)          Class (2)
   ------------                ----------                    -----------     ------------------

Nominees to serve (if elected) until 2006 Annual Meeting:

Elwood Duckless         Past President,                         1987         131,525(3)   3.50%
Age 62                  Newport Electric Co.
                        Newport, VT

Rosemary M. Lalime      Principal Broker and Owner              1985          48,381      1.29%
Age 56                  All Seasons Realty
                        Newport, VT

Anne T. Moore           Principal Real Estate Broker            1993          22,676       .60%
Age 59                  Taylor Moore Agency Inc.
                        Derby, VT
                        (insurance and real estate)

Incumbent Directors to serve until 2005 Annual Meeting:

Thomas E. Adams         Owner, NPC Realty, Inc.                 1986          25,158(4)    .67%
Age 56                  Holland, VT

Jacques R. Couture      Dairy Farmer/Maple Producer             1992           4,510(5)    .12%
Age 52                  Westfield, VT

Richard C. White        President, Chief Executive Officer      1983          65,517(6)   1.74%
Age 57                  and Director, Community Bancorp.
                        and Community National Bank
                        Derby, VT




                                                                             Community Bancorp.
                                                              Director of        Common Stock
                                                               Community      Beneficially Owned
                               Principal                       Bancorp.         and Percent of
   Name and Age                Employment                      Since (1)          Class (2)
   ------------                ----------                    -----------     ------------------

Incumbent Directors to serve until 2004 Annual Meeting:

Michael H. Dunn         Book Dealer                             1998          71,274(7)   1.90%
Age 61                  Derby, VT

Marcel M. Locke         Former Proprietor, Parkview Garage      1986          10,044(8)    .27%
Age 64                  Orleans, VT

Stephen P. Marsh        Vice President, Treasurer and           1998          47,562(9)   1.27%
Age 55                  Director, Community Bancorp.;
                        Executive Vice President, Chief
                        Financial Officer and Director,
                        Community National Bank
                        Derby, VT

Dale R. Wells           President,                              1996           5,682       .15%
Age 57                  Dale Wells Building Contractor, Inc.
                        St. Johnsbury, VT

____________
<F1>  Each nominee and incumbent director is also a director of Community
      National Bank. The dates indicated in the table reflect only service on the Board of Directors of the Company and not Community National Bank.
<F2>  Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed. Shareholdings are as of March 11, 2003, except for shares held in Mr. White's IRA, which are as of February 28, 2003.
<F3>  Includes 22,378 shares held in trust for the benefit of Mrs.
      Duckless. Mr. Duckless has shared voting and investment power over the shares held in trust for Mrs. Duckless.
<F4>  Includes 10,473 shares held in an IRA for Mr. Adams' benefit.
<F5>  Includes (i) 2,458 shares held by Mr. Couture jointly with his wife, as to which voting and investment power is shared; and (ii) 61 shares held in a custodial account for Mr. Couture's minor child.
<F6>  Includes (i) 41,941 shares indirectly owned by Mr. White by virtue of is participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan; (ii) 4,877 shares held in an IRA for Mr. White's benefit; and (iii) 2,206 shares held by Mr. White jointly with his wife, as to which voting and investment power is shared.

                   (footnotes continued on following page)



<F7>  Includes 8,274 shares held by a Company of which Mr. Dunn is
      President and over which he has sole voting power.
<F8>  Includes 4,446 shares held by Mr. Locke jointly with his wife, as to which voting and investment power is shared.
<F9>  Includes (i) 29,378 shares held by Mr. Marsh jointly with his wife, as to which voting and investment power is shared; and (ii) 17,302 shares indirectly owned by Mr. Marsh by virtue of his participation in the Community Bancorp. stock fund under the Company's Retirement Savings Plan.

                                 ___________

Corporate Governance, Meeting Attendance and Board Committees

      During 2002 the Board approved certain changes to the Company's Bylaws, designed to enhance the Company's corporate governance structure. These include changes to the Board's committee structure, such as authorization for a corporate governance and nominating committee, independence qualifications for service on that committee as well as on the audit and compensation committee, and provisions for governance in the event of a national emergency. The Board intends to implement the changes in committee structure during 2003 and to take other action they deem appropriate to respond to the changes in applicable law and regulation as a result of enactment of the Sarbanes-Oxley Act.

      The Company's Board of Directors held four regular meetings and five special meetings during 2002. Each incumbent director attended at least 75% of the aggregate of all such meetings. In addition, all of the Company's directors serve on the Bank's Board of Directors (which meets monthly) and on various Board committees. Each of the directors attended at least 75% of the scheduled Bank Board and committee meetings.

      The Company's Board of Directors does not have standing executive, compensation or nominating committees. Compensation Committee functions were performed in 2002 and prior years by the Bank's compensation committee (known as its Human Resources Committee). That committee's responsibilities include reviewing and making recommendations to the Board concerning the compensation of the Bank's officers and employees. The current members of the Bank's Human Resources Committee are Thomas Adams, Michael Dunn, Rosemary Lalime, Stephen Marsh, Dale Wells and Richard White. In addition, the Bank's Human Resources Officer attends meetings of the Committee but is not a member and does not vote on matters considered by the Committee. Mr. White and Mr. Marsh do not vote on matters affecting their own compensation. The Bank's Human Resources Committee met three times during 2002. A report of the Human Resources Committee regarding executive compensation is set forth elsewhere in this proxy statement under the caption "HUMAN RESOURCES COMMITTEE REPORT."

      In 2001, the Company's Board of Directors approved the appointment of an Audit Committee to perform the audit-related functions for the Company and its subsidiaries which were previously performed at the bank level by the Bank's Risk Management Committee. The current members of the Audit Committee are Thomas Adams (Chair), Jacques Couture, Michael Dunn and Anne Moore. An Audit Committee charter was also adopted by the full Board in 2001, which sets forth the duties and responsibilities of the Committee.

      Each of the members of the Company's Audit Committee is independent within the meaning of the listing standards of the National Association of Securities Dealers (NASD). In order to be considered independent under those standards as presently in effect, a director must not have (i) been employed by the Company or any of its affiliates during the past three years; (ii) accepted any compensation from the Company or its affiliates in excess of $60,000 during the previous fiscal year, except for compensation for Board service, and certain retirement and other plan benefits;
(iii) had an immediate family member who during the past three years was an executive officer of the Company or any of its affiliates; (iv) been a principal of any other for-profit business to which the Company made or from which it received payments that exceed the greater of $200,000 or 5% of the other entity's annual consolidated gross revenues in any of the past three years; or (v) been an executive officer of any other entity, if any of the Company's executives serve on that other entity's compensation committee. The NASD is in the process of revising these independence standards in response to enactment last year of the Sarbanes-Oxley Act.

      During 2002 the Bank's Audit Committee met seven times. A report of the Bank's Audit Committee is set forth elsewhere in this proxy statement under the caption "AUDIT COMMITTEE REPORT."

Compensation Committee Interlocks and Insider Participation

      The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

Transactions with Management

      Some of the incumbent directors, nominees and executive officers of the Company, and some of the corporations and firms with which these individuals are associated, are customers of Community National Bank in the ordinary course of business, or have loans outstanding from the Bank, and it is anticipated that they will continue to be customers of and indebted to the Bank in the future. All such loans were made in the ordinary course of business, do not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons, although directors were generally allowed the lowest interest rate given to others on comparable loans.

Directors' Fees and Other Compensation

      Directors of the Company who are not salaried employees of the Bank receive an annual retainer of $4,500 for serving on the Board and a fee of $250 per Board meeting. During 2002, each director of the Company also served as a director of the Bank. Bank directors who are not salaried employees of the Bank receive an annual retainer of $4,500, a fee of $250 per Board meeting and a fee of $250 per committee meeting. In addition to the fees for meetings of the Bank's Board of Directors and its committees, each Bank director attends at least seven meetings per year of the Bank's local advisory boards and receives a fee of $250 per meeting, except for Mr. White and Mr. Marsh, who do not receive any fees for such attendance. This fee structure is intended to compensate the Bank's directors for attendance at Board meetings as well as for the time spent by them in activities directly related to their service on the Board for which they receive no additional compensation, including but not limited to attendance at the annual directors' retreat and attendance at educational seminars or programs on pertinent banking topics.

      Directors who have served on the Board of the Company and/or the Bank for at least five years and who are not salaried employees of the Bank are entitled to receive upon retirement from the Board a lump sum payment of $1,000 for each year of Board service. For this purpose, service rendered as a director of the Company and of the Bank is not compensated separately. The retirement benefits under this arrangement represent a general unsecured obligation of the Company and no assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the arrangement.

      From time to time directors perform evaluations of loan collateral for the Bank and are reimbursed for such services at the rate of $25 per hour.

Directors' Deferred Compensation Plan

      Under the terms of the Company's Deferred Compensation Plan for Directors, directors of the Company and/or the Bank may elect to defer current receipt of some or all of their director fees. Deferrals are credited to a cash account which bears interest at the rate in effect for the Bank's three-year certificate of deposit, as adjusted from time to time. Payments are deferred until the participant's retirement, death or disability, or at an earlier or later date elected by the participant. Amounts deferred and accumulated interest represent a general unsecured obligation of the Company and no assets of the Company or the Bank have been segregated to satisfy the Company's obligations under the Plan.

Vote Required

      Election of a nominee for director will require a plurality of the votes cast in the election.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

                           AUDIT COMMITTEE REPORT

      The Audit Committee's primary responsibility is to oversee the Company's financial reporting process and to report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those statements.

      Among the responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as the Company's independent auditors. Additionally, and as appropriate, the Audit Committee reviews and evaluates, discusses and consults with the Company's management, the Company's internal audit personnel and its independent auditors, regarding the following matters:

      * The plan for, and the independent auditors' report on, the audit of the Company's financial statements;

      * The Company's financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

      * Changes in the Company's auditing practices, principles, controls or methodologies, or in the Company's financial statements;

      *     Significant developments in auditing rules;

      * The adequacy of the Company's internal auditing controls, and its accounting, financial and auditing personnel; and

      * The establishment and maintenance of an environment within the Company that promotes and encourages quality financial reporting, sound business risk practices and ethical behavior.

      The Audit Committee is responsible for recommending to the Board that the Company's financial statements be included in the Company's annual report. The Committee took a number of steps in making this recommendation for 2002. First, the Committee discussed with A.M. Peisch &

Company, LLP, the Company's independent accountants for 2002, those matters A.M. Peisch & Company, LLP communicated to and discussed with the Committee under Statement on Auditing Standards No. 61 (Communications with Audit Committees), including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Committee discussed A.M. Peisch & Company, LLP's independence with, and received a letter from, A.M. Peisch & Company, LLP concerning their independence from the Company and its management as required under Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This discussion and disclosure informed the Committee of A.M. Peisch & Company, LLP's independence and assisted the Committee in evaluating such independence. Finally, the Committee reviewed and discussed the Company's financial statements with the Company's management.

      Based on the discussions with A.M. Peisch & Company, LLP, on the independence discussions, and on the financial statement review, the Audit Committee recommended to the Board that the financial statements be included in the Company's 2002 Annual Report on Form 10-K.

      In November of 2002, the Audit Committee formally put the auditing function out to bid, identified five qualifying firms, conducted interviews with three of those firms, including A.M. Peisch & Company, LLP, and ultimately decided to hire the independent auditing firm of Berry, Dunn, McNeil & Parker as the Company's independent auditors for 2003. While the Company has been well satisfied with the services provided by A.M. Peisch & Company, the Committee felt that we should engage a different auditing firm to provide a fresh perspective in reviewing the Company's financial statements.

      The Committee is aware of the requirements of the Sarbanes-Oxley Act and is diligently addressing those requirements.

             Submitted by the Community Bancorp. Audit Committee

              Thomas E. Adams (Chair)         Michael H. Dunn
              Jacques R. Couture              Anne T. Moore

                      HUMAN RESOURCES COMMITTEE REPORT

      The Bank's Human Resources Committee reviews and makes recommendations to the full Board of the Bank on all compensation and benefits issues relating to the President and Chief Executive Officer ("CEO") and other executives of the Bank. The recommendations relating to the CEO are formulated at the time of Mr. White's annual performance evaluation, which usually occurs in June. Mr. White makes recommendations to the Committee with respect to the compensation of the other executive officers, which are then acted on by the Committee and recommended to the full Board.

      The Committee and Board believe they have designed a compensation package for the executive officers that will attract and retain competent senior management for the Bank and provide for appropriate rewards for both personal and Bank performance.

      To reach these objectives, the Bank provides for a base salary which is reviewed annually in relation to each individual's performance and a cash bonus as a short term incentive, the amount of which depends upon the Bank's performance. (The Bank's Officer Incentive Plan is described elsewhere in this proxy statement.) The Bank does not currently provide for long term incentives, such as stock options or similar benefits.

      In determining appropriate salary levels, the Committee and the Board review not only various individual and corporate performance indicators, but also annual salaries and short term incentives provided by similar companies to their senior officers. In 2002, the Bank employed the services of the Human Resources Consulting Division of Gallagher, Flynn & Company, LLP to conduct an analysis of its compensation program and to develop competitive salary ranges for officers and other exempt positions. The Bank adopted recommended salary ranges for these positions, including a range for President & CEO of $125,000 to $185,000.

      Resources used by Gallagher, Flynn & Company include Financial Institutions Compensation Survey Results 2001 (FISB), Sheshunoff Compensation and Benefits Survey Data 2001, Independent Community Bankers Association Survey 2001 (ICBA), Watson Wyatt Financial Institutions Compensation Survey 2001/2002 (WW), and the Bank Administration Institute 2001 study (BAI).

      In Mr. White's case, the Board's annual review process includes consideration of his self-evaluation covering certain key elements of his written job description, including strategic planning, establishment and overall implementation of operating policies, management of shareholder and community relations and regulatory matters. The Board also undertakes its own evaluation of Mr. White, reviewing various matters, including leadership, planning and organization abilities, creativity and problem solving, CRA (community reinvestment) and compliance.

      Mr. White's strong performance in each of these areas resulted in the adjustment (effective July 1, 2002) of his annual base salary rate from $142,500 to $170,000, representing a 19.3% increase.

      The table below illustrates Mr. White's base salary in 2001 and 2002 in relation to his peers at comparable companies as indicated in the compensation surveys listed above:

      Mr. White 2001      $142,500
      Mr. White 2002      $170,000
      Survey              25th Percentile      Median        75th Percentile
      ----------------------------------------------------------------------
      FISC 2001           $100,000             $152,289      $231,943
      Sheshunoff          $117,375             $181,930      $211,880
      ICBA                $118,000             $150,000      $183,750
      WW                  $152,500             $171,000      $205,500
      BAI                 $145,400             $165,100      $195,100

      The Committee also reviews, and makes recommendations to the full Board relating to major personnel policies including compensation and benefit programs for other officers and staff. The Committee oversees the administration of all of the Bank's compensation and benefit plans, including the Bank's Officer Incentive Plan and the Company's 401(k) Plan, and reviews the investment performance of plan trustees.

      The Committee comprises four non-employee directors plus the CEO, the Chief Financial Officer ("CFO") and the Vice-President-Human Resources. None of these participates in recommendations or decisions pertaining to their own salary and benefits although CEO White does participate in recommendations and decisions regarding the compensation of the CFO and the Vice President - Human Resources.

              Community National Bank Human Resources Committee

              Thomas E. Adams                 Rosemary M. Lalime
              Michael H. Dunn                 Dale R. Wells
              Stephen P. Marsh                Richard C. White
              Kathryn M. Austin

      Pursuant to the rules and regulations of the Securities and Exchange Commission, neither the foregoing Audit Committee Report, the foregoing Human Resources Committee Report nor the material set forth below under the caption "STOCK PERFORMANCE GRAPH" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall either of such Reports or such other material be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

                           STOCK PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return (stock price appreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the NASDAQ Composite Index and the NASDAQ Bank Stock Index for the five years ended December 31, 2002. Both indices are unmanaged indices maintained by NASDAQ.

                  Community Bancorp.     NASDAQ Composite     NASDAQ Banks
                        Value                 Value              Value
                        End of                End of             End of
Quarter/Year            Period                Period             Period
------------      ------------------     ----------------     ------------

Dec-97                 $100.00               $100.00            $100.00
Mar-98                 $166.66               $112.75            $120.59
Jun-98                 $160.46               $120.66            $133.63
Sep-98                 $171.30               $102.67            $127.90
Dec-98                 $148.25               $139.63            $182.79
Mar-99                 $169.07               $156.74            $176.78
Jun-99                 $165.30               $171.05            $188.58
Sep-99                 $140.34               $174.88            $169.99
Dec-99                 $134.66               $259.13            $170.81
Mar-00                 $128.10               $283.88            $154.57
Jun-00                 $138.08               $252.56            $151.22
Sep-00                 $148.08               $233.89            $179.67
Dec-00                 $161.22               $157.32            $195.87
Mar-01                 $177.59               $117.19            $190.19
Jun-01                 $188.16               $137.52            $212.69
Sep-01                 $214.54               $ 95.44            $208.03
Dec-01                 $235.07               $124.20            $215.61
Mar-02                 $236.68               $117.51            $236.21
Jun-02                 $245.91               $ 93.18            $242.97
Sep-02                 $268.65               $ 74.64            $222.13
Dec-02                 $285.33               $ 85.05            $225.35

___________
* Compares cumulative total shareholder return (stock price appreciation plus reinvested dividends) on the Company's common stock with the cumulative total return of the NASDAQ Composite Index and NASDAQ Bank Stock Index for the five years ended December 31, 2002, assuming an initial investment of $100 at the end of 1997 and reinvestment of dividends during the periods indicated. Stock price information for the Company's common stock used in the comparison is based on information reported in the OTC Bulletin Board(R) maintained by NASDAQ and has not been retroactively adjusted to reflect the effect of a 5% stock dividend declared in 2002, which the Company deems immaterial.

                             EXECUTIVE OFFICERS

      The following table sets forth certain information regarding the executive officers of the Company.

                           Position(s) with the Company and Subsidiaries
    Name and Age              and Occupation for the Past Five Years
    ------------           ---------------------------------------------

Richard C. White, 57      President, Chief Executive Officer and Director,
                          Community Bancorp. and Community National Bank

Stephen P. Marsh, 55      Vice President, Treasurer and Director, Community
                          Bancorp.; and Executive Vice President, CFO and
                          Director, Community National Bank

Rosemary M. Rowe, 61      Vice President, Community Bancorp.; and Senior
                          Vice President, Community National Bank

Alan A. Wing, 58          Vice President, Community Bancorp.; and Senior
                          Vice President Community National Bank

                           EXECUTIVE COMPENSATION

      The officers of the Company did not receive any compensation for services rendered to the Company in 2002 and prior years, but did receive compensation for services rendered in their capacities as officers of the Bank.

      The following table shows annual compensation for services rendered in all capacities to the Company and its subsidiary during each of the preceding three years paid to each executive officer of the Company whose total salary and bonus in 2002 exceeded $100,000.

                         Summary Compensation Table
                             Annual Compensation

                 Name and
                 Principal                                                                 All Other
                 Position                      Year      Salary (1)      Bonus (2)      Compensation (3)
                 ---------                     ----      ----------      ---------      ----------------

Richard C. White,                              2002       $158,623        $31,279          $30,623
 President, CEO & Director of the Company      2001        141,948         26,647           26,668
 and the Bank                                  2000        133,870         18,881           22,456

Stephen P. Marsh,                              2002        103,195         19,550           24,622
 Vice President, Treasurer & Director of       2001         92,386         16,654           21,839
 the Company; Executive Vice President,        2000         86,107         15,105           20,272
 CFO & Director of the Bank

Alan A. Wing,                                  2002         89,924         15,640           21,172
 Vice President of the Company;                2001         83,558         13,323           19,429
 Senior Vice President of the Bank             2000         76,980         15,105           18,467

___________
<F1>  Includes voluntary salary deferrals pursuant to the Company's
      Retirement Savings (401(k)) Plan, as follows: (i) for Mr. White, 2002, $9,376; 2001, $8,332; and 2000, $7,544; (ii) for Mr. Marsh,
      2002, $6,065; 2001, $5,420; and 2000, $5,030; and (iii) for Mr. Wing,
      2002, $5,219; 2001, 4,791; and 2000, $4,555.
<F2>  All bonuses were paid under the Bank's Officer Incentive Plan
      (described below) in the year indicated, for services rendered in the prior year. Bonuses for services rendered in 2002 will be calculated and paid in the second quarter of 2003.
<F3>  Includes the following for Mr. White: (i) discretionary contributions made by the Company for Mr. White's account under the Company's Retirement Savings Plan, described below, as follows: 2002, $25,935; 2001, $12,892; and 2000, $9,977; (ii) matching employer contributions made under the Retirement Savings Plan for his account, as follows:
      2002, $4,688; 2001, $4,166; and 2000, $3,772; and (iii) contributions made under the Company's Money Purchase Plan (discontinued in 2002), follows: 2001, $9,610; and 2000, $8,707. Includes the following for Mr. Marsh: (i) discretionary contributions made by the Company for Mr. Marsh's account under the Company's Retirement Savings Plan, described below, as follows: 2002, $21,589; 2001, $12,914; and 2000,
      $11,988; (ii) matching employer contributions made under the Retirement Savings Plan for his account, as follows: 2002, $3,033; 2001, $2,710; and 2000, $2,515; and (iii) contributions made under the Company's Money Purchase Plan, as follows: 2001, $6,215; and 2000, $5,769. Includes the following for Mr. Wing: (i) discretionary contributions made by the Company for Mr. Wing's account under the Company's Retirement Savings Plan, described below, as follows: 2002, $18,562; 2001, $11,511; and 2000, $10,940; (ii) matching employer contributions made under the Retirement Savings Plan for his account, as follows: 2002, $2,610; 2001, $2,396; and 2000, $2,278; and (iii)
      contributions made under the Company's Money Purchase Plan, as follows: 2001, $5,522; and 2000, $5,249.

      Except for the use of vehicles owned by the Bank by certain officers, no director or executive officer received any special personal benefits during 2002. In policy and practice, the Bank does not provide special personal benefits to directors or officers.

Retirement Savings Plan

      Employees who are age 21 or over and who have completed at least one year of service (as defined in the plan) are eligible to participate in the Community Bancorp. and Designated Subsidiaries' Retirement Savings Plan (the "Plan"). The Plan contains features of a so-called 401(k) plan which permit participants to make voluntary compensation deferrals on a tax-deferred basis. For 2003 the Plan limits the maximum annual deferral per participant to the lesser of 100% of compensation or $12,000. This maximum is adjusted annually for inflation by the Internal Revenue Service. The Company will make a discretionary matching contribution to the account of participants equal to a percentage of the amount deferred. The matching contribution percentage is established from time to time by the Company in its sole discretion. The matching contribution percentage for 2003 has been set at 50% of the amount deferred for deferrals of up to 5% of compensation. Deferrals in excess of 5% of compensation are not matched by the Company.

      Participants are at all times fully vested in any rollover contributions from other plans and in their own compensation deferrals. Vesting in any matching employer contribution begins after one year of service, with full vesting upon six years of service. Vesting in any discretionary employer contribution begins in the first year of service, with full vesting upon seven years of service. Participants may direct the investment of their Plan account among several funds maintained by the Plan trustee, including a Community Bancorp. stock fund. Distribution of Plan accounts is generally deferred until the participant's death, disability or retirement, except in cases of financial hardship (as defined in the Plan). Benefits are subject to income tax upon distribution and certain early withdrawals may be subject to an additional 10% penalty tax. Distribution of Plan benefits may be in the form of an annuity, a lump sum in cash, or in certain circumstances, common stock of the Company.

      In addition to voluntary compensation deferrals and matching employer contributions, the Company in 2002 made an annual discretionary profit sharing contribution for the account of the four executive officers. The amount of the contribution is determined annually based on a calculation of the maximum allowable deductible contribution that the Company is permitted to make on behalf of the executives, but subject to the annual contribution limitations of the Internal Revenue Code. The amount of the contribution made to Mr. White's, Mr. Marsh's and Mr. Wing's account for each of the preceding three years is disclosed in the footnotes to the summary compensation table set forth above.

Officer Incentive Plan

      The Bank maintains an Officer Incentive Plan (the "Plan") for its executive officers and vice presidents. Each executive officer or vice president having at least one year of service is eligible to participate in the Plan. Under the Plan, two separate incentive pools are established, one for the four executive officers and another for all non-executive officer vice presidents.

      Executive Officers. The incentive bonus pool for executive officers is determined by the Bank's annual rating issued by IDC Financial
Publishing, Inc., an industry-wide recognized ranking service, under the following formula:

                                             Percent of
      IDC Rating                         After-Tax Earnings
      ----------                         ------------------

      Below Average                            0
      Average                                  1.00%
      Excellent                                2.75%
      Superior                                 3.75%
      Top 3 in State and Superior              3.75%

      The incentive pool determined under the above formula is allocated among the four executive officers based on fixed percentages. Messrs. White, Marsh and Wing were entitled to 40%, 25% and 20%, respectively, of the incentive pool for 2001. Incentive payments made to Messrs. White, Marsh and Wing during the preceding three years are shown in the summary compensation table. The applicable percentages of after-tax earnings and the percentage allocation of the incentive pool among the executive officers are reviewed periodically by the Human Resources Committee and the Bank's Board of Directors and may be modified in the Board's discretion.

      Because the amount of the incentive pool for executive officers depends on the Bank's annual rating by IDC Financial Publishing, Inc., which is not issued until the second quarter of the following year, 2002 bonus information for such officers was not yet available as of the date of preparation of this proxy statement.

      Vice Presidents. The incentive pool for Vice Presidents (other than executive officers) is determined under the following schedule:

      After-Tax Return
      on Average Assets                   Percent of Salary
      -----------------                   -----------------

      less than 1.00%                       0
      1.00% to 1.49%                        8% of salary
      1.50% and over                       10% of salary

      Several Vice Presidents are eligible to receive individual incentive awards based upon the attainment of specific performance goals. These individual incentives are in lieu of incentive payments under the Officer Incentive Plan and may exceed the amount of the bonuses otherwise payable under such Plan. Vice Presidents who do not meet the individual performance incentives remain eligible to receive an incentive payout under the above Officer Incentive Plan formula.

      Distributions under the Plan to Vice Presidents (other than executive officers) are ordinarily payable in January for services rendered during the preceding fiscal year.

      Although the Board of Directors of the Bank presently intends to maintain an officer incentive plan, it may revise or replace the Plan at any time with a new one. As a matter of policy, the Board views incentive compensation as an important component of officer compensation since it appropriately links the Bank's performance with the compensation of those employees in the best position to contribute significantly to the Bank's profitability.

Supplemental Retirement Plan

      The Board of Directors has adopted a Supplemental Retirement Plan for Messrs. White and Marsh and the other executive officers of the Bank to replace estimated benefits lost as a result of the previous termination of the Bank's defined benefit pension plan. The plan is intended to provide an annual benefit at retirement approximating 75% of the average annual bonus received by the officer during the years prior to retirement. It is estimated that this benefit, combined with the projected benefits under the Bank's 401(k) plan, will be approximately equal to the benefit that would have been provided to the executive officers under the terminated defined benefit pension plan. Benefit payments are funded by annual contributions to a special purpose trust.

                                  ARTICLE 2

        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Change in Independent Auditors

      On December 10, 2002, the Audit Committee informed the Board of Directors that it had approved a change in the Company's external auditors. As of such date the Company elected not to continue the engagement of A.M. Peisch & Company, LLP ("A.M. Peisch") following completion of the 2002 year-end audit. The Company has engaged the independent auditing firm of Berry, Dunn, McNeil and Parker to serve as the Company's external auditors for 2003, subject to ratification by the Company's shareholders. The Audit Committee and Board are satisfied with the professional competence and standing of A.M. Peisch and did not have any disagreement with A.M. Peisch on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure during the two most recent fiscal years. A.M. Peisch had not issued a report in the last two fiscal years containing either a disclaimer or an adverse or qualified opinion, nor had A.M. Peisch subsequently modified any of its reports as to uncertainty, audit scope or accounting principles. In accordance with the rules of the Securities and Exchange Commission, A.M. Peisch has furnished a letter to the Company, addressed to the Commission, stating that it agrees with the foregoing statements.

Audit Fees

      The aggregate amount of the fees billed by A.M. Peisch for its audit of our annual financial statements for 2002 and for its reviews of our unaudited interim financial statements included in reports filed by us under the Exchange Act during that year was $60,650.

Financial Information Systems Design and Implementation

      During 2002, we did not pay any fees to A.M. Peisch for financial information systems design and implementation services.

All Other Fees

      The aggregate amount of fees billed by A.M. Peisch for all other services rendered to us during 2002 was $40,300. Of that total, $12,500 was paid for services relating to tax consultation and tax return preparation, $12,800 was paid for information technology review services (but not including systems design or implementation) and $15,000 was paid for compliance services, other general consultation services and out-of-pocket expenses.

      The Audit Committee has considered whether the non-audit services rendered by A.M. Peisch are compatible with maintaining their independence.

      No determination has been made as to what action the Audit Committee or the Board of Directors will take if the shareholders do not ratify the appointment of Berry, Dunn, McNeil and Parker as the Company's independent auditors for 2003.

      The Company has been advised that a representative of each of A.M. Peisch and Berry, Dunn, McNeil & Parker will be present at the Annual Meeting. They will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

      Ratification of the selection of the Company's independent auditors for the ensuing year will require that more votes be cast "for" than "against" the proposal.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 2.

                                ANNUAL REPORT

      The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2002, including consolidated financial statements and the report of A.M. Peisch & Company, LLP thereon, accompanies this proxy statement.

                            SHAREHOLDER PROPOSALS

      Under the rules and regulations of the Securities and Exchange Commission, the Company will be permitted to use its discretionary authority conferred in the proxy card for the annual meeting to vote on a shareholder proposal or director nominee even if the proposal or nominee has not been discussed in the Company's proxy statement, unless the shareholder-proponent has given timely notice to the Company of his or her intention to present the proposal or nominee for vote at the meeting. Assuming timely notice has been given, the proxies will only be voted on the matter pursuant to the grant of discretionary authority if the Company has described the proposal in the proxy statement and indicated how the persons named as proxies intend to vote on the matter. In order to be considered timely for consideration at the 2004 annual meeting, the shareholder-proponent must furnish written notice to the Company of the proposal or nominee no later than January 6, 2004.

      If a shareholder seeks to have his or her proposal included in the Company's proxy materials for the 2004 annual meeting, the notification deadline is earlier than noted in the preceding paragraph.

In order to be included in the proxy material for the 2004 annual meeting, shareholder proposals must be submitted in writing to the Secretary of the Company not later than December 9, 2003, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, subject to such rules and regulations.

                                OTHER MATTERS

      As of the date of this proxy statement, the Board of Directors knows of no business that may come before the 2003 Annual Meeting except as set forth above. If any other matters should properly come before the meeting, it is expected that proxies will be voted on such matters in accordance with the recommendations of management.

PROXY                         COMMUNITY BANCORP.
                  Proxy for Annual Meeting of Shareholders
                                 May 6, 2003

The undersigned hereby appoints Leonard Lippens and Joseph Queenin, and each of them individually, as his or her lawful agents and proxies with full power of substitution in each, to vote all of the common stock of Community Bancorp. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Elks Club, Derby, Vermont, on Tuesday, May 6, 2003 at 5:30 p.m. and at any adjournment thereof.

1.   ELECTION OF THREE DIRECTORS (Class expiring in 2006)

     [ ]  FOR ALL NOMINEES LISTED BELOW    [ ]  WITHHOLD AUTHORITY to vote
          (except as marked to the              for all nominees listed
          contrary)                             below

To serve until the Annual Meeting in 2006: ELWOOD DUCKLESS, ROSEMARY M. LALIME and ANNE T. MOORE.

(INSTRUCTION: To withhold authority to vote for any individual nominee while voting in favor of the others, strike a line through the nominee's name in the list above.)

2. TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTING FIRM OF BERRY, DUNN, MCNEIL & PARKER AS THE COMPANY'S EXTERNAL AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

                [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

                 (continued and to be signed on other side)

In their discretion, the persons named above are authorized to act upon such other business as may properly come before the meeting or any adjournment thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with the recommendations of management.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholders. If this Proxy is properly executed but no direction is made, this Proxy will be voted FOR Items 1 and 2.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                                       Dated: _______________________, 2003


                                       ____________________________________
                                          Signature(s) of Shareholder(s)


                                       ____________________________________
                                          Signature(s) of Shareholder(s)
                                       Please sign exactly as name is
                                       printed on this proxy. When signing
                                       as attorney, executor,
                                       administrator, trustee, guardian,
                                       officer, or in any other
                                       representative capacity, please so
                                       indicate. All joint owners should
                                       sign.

NOT A PROXY                   COMMUNITY BANCORP.
                       ANNUAL MEETING OF SHAREHOLDERS
                                 May 6, 2003

                             DINNER RESERVATION

Immediately following the Annual Meeting to be held at the Elks Club in Derby, Vermont, on Tuesday, May 6, 2003, at 5:30 p.m., a dinner will be served for all registered shareholders. Please indicate below whether you plan to attend the dinner.

I/We ____ will ____ will not attend the dinner. If stock is held jointly,
indicate the number attending the dinner.   [ ]  One    [ ]  Two

If you are voting by proxy, please complete and return this card, along with your fully-executed proxy card, in the enclosed postage paid envelope. You should also complete and return this dinner reservation card in the enclosed postage paid envelope even if you plan to vote your shares in person rather than by proxy.

                                       Dated: _______________________, 2003


                                       ____________________________________
                                                    Signature


                                       ____________________________________
                                                    Signature